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                                                                      Exhibit 12


                    CONSENT OF THACHER, PROFFITT & WOOD, LLP


We consent to the filing of a form of our tax opinion as an exhibit to the Registration Statement on Form N-14 of Arrivato Funds Trust to be filed with the Securities and Exchange Commission on or about February 14, 2006 and to the references to our firm therein and in any amendments thereto.

/s/ Thacher Proffitt & Wood LLP
-------------------------------
2 World Financial Center
New York, New York 10281
February 13, 2006
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DRAFT FEBRUARY 14, 2006                   March   , 2006

Arrivato Funds Trust
350 Fifth Avenue, 59th Floor
New York, NY  10118

American Independence Funds Trust
3435 Stelzer Road
Columbus, Ohio  43219

Ladies and Gentlemen:

We have acted as counsel to Arrivato Funds Trust, a Delaware business trust, on behalf of its series, Dow Jones 2010 Fund, Dow Jones 2015 Fund, Dow Jones 2020 Fund, Dow Jones 2030 Fund, Dow Jones 2040 Fund, Stock Fund, International Equity Fund, Short-term Bond Fund, Intermediate Bond Fund, and Kansas Tax Exempt Bond Fund (the "Acquiring Fund"), and American Independence Funds Trust, a Delaware business trust, on behalf of its series, Nestegg 2010 Fund, Nestegg 2020 Fund, Nestegg 2030 Fund, Nestegg 2040 Fund, Nestegg Capital Preservation Fund, Stock Fund, International Multi-Manager Stock Fund, Ultra Short Bond Fund, Intermediate Bond Fund, and Kansas Tax-Exempt Bond Fund (the "Acquired Fund") in connection with the Agreement and Plan of Reorganization (the "Agreement"), made as of ______, 2006, by and between the Acquiring Fund and the Acquired Fund. Pursuant to the Agreement, the Acquiring Fund will acquire all of the assets of the Acquired Fund in exchange solely for (i) the assumption by the Acquiring Fund of all of the Assumed Liabilities of the Acquired Fund, as defined in the Agreement (the "Acquired Fund Liabilities"), and (ii) the issuance of Class I shares, shares of beneficial interest of the Acquiring Fund (the "Acquiring Fund Shares") to the Acquired Fund, followed by the distribution by the Acquired Fund, in liquidation of the Acquired Fund, of the Acquiring Fund Shares to the shareholders of the Acquired Fund and the termination of the Acquired Fund (the foregoing collectively constituting the "Transaction"). All section references, unless otherwise indicated, are to the United States Internal Revenue Code of 1986, as amended (the "Code"). Capitalized terms used herein and not otherwise defined have the meanings assigned to them in the Agreement.

In rendering this opinion, as to relevant factual matters, we have examined and relied upon the following: (i) the Agreement, (ii) the prospectus for the Acquiring Fund, dated ___________; (iii) the statement of additional information for the Acquiring Fund, dated _____________; (iv) the prospectus for the Acquired Fund, dated __________; (v) the statement of additional information for the Acquired Fund, dated ___________; (vi) the Notice of Special Meeting of Shareholders Scheduled for __________ and the accompanying proxy statement and prospectus on Form N-14; (vii) the tax representation certificates delivered pursuant to the Agreement and relevant to this opinion (the "Representation Certificates"); and (viii) such other documents as we deemed necessary or relevant to our analysis.
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In our examination of documents, we have assumed the authenticity of all documents submitted to us as originals or as copies thereof and the conformity to the originals of all documents submitted to us as copies, the genuineness of signatures, the legal capacity of signatories, and the proper execution of documents. We have further assumed that (i) all parties to the Agreement and to any other documents examined by us have acted, and will act, in accordance with the terms of such Agreement and documents and that the Transaction will be consummated pursuant to the terms and conditions set forth in the Agreement without the waiver or modification of any such terms and conditions; (ii) all representations contained in the Agreement, as well as those representations contained in the Representation Certificates are, on the date hereof, and will be, at the consummation of the Transaction and thereafter as relevant, true and complete; (iii) any representation made in any of the documents referred to herein "to the knowledge and belief" (or similar qualification) of any person or party is, and at the consummation of the Transaction will be, correct without such qualification; and (iv) as to all matters for which a person or entity has represented that such person is not a party to, does not have, or is not aware of any plan, intention, understanding, or agreement, there is no such plan, intention, understanding, or agreement. In rendering this opinion letter, except for any matter that is specifically addressed in any opinion expressed below, we have made no inquiry, have conducted no investigation and assume no responsibility with respect to the accuracy of and compliance by the parties thereto with representations, warranties and covenants as to factual matters contained in any document. Each assumption herein is made and relied upon with your permission and without independent investigation.

The conclusions expressed herein represent our judgment as to the proper treatment of the Transaction for United States federal income tax purposes based upon the relevant provisions of the Code, the Treasury Regulations promulgated thereunder, and interpretations of the foregoing as expressed in court decisions and administrative determinations, all as in effect on the date of this opinion. We cannot give any assurance that such laws will not be amended or otherwise changed after the consummation of the Transaction or that any such changes will not affect the conclusions expressed herein. We undertake no obligation to update or supplement this opinion to reflect any changes in law that may occur.

Our opinion represents our best judgment of how a court would decide if presented with the issues addressed herein and is not binding upon the Internal Revenue Service (the "IRS") or any court. Thus, no assurance can be given that a position taken in reliance on our opinion will not be challenged by the IRS or rejected by a court.

This opinion is limited to the specific United States federal income tax consequences of the Transaction set forth below. It does not address any other federal, state, local, or foreign income, estate, gift, transfer, sales, use, or other tax consequences that may result from the Transaction or any other transaction, including any transaction undertaken in connection with the Transaction. This opinion may not apply to certain classes of taxpayers, including without limitation shareholders who are not citizens or residents of the United States, insurance companies, tax-exempt organizations, financial institutions, dealers in securities or foreign currencies, or persons who hold their shares as part of a straddle or conversion transaction.

On the basis of and subject to the foregoing and in reliance upon the representations, facts and assumptions described above, we are of the opinion that the acquisition by the Acquiring Fund of
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the assets of the Acquired Fund solely in exchange for the issuance of Acquiring
Fund Shares to Acquired Fund and the assumption of the Acquired Fund Liabilities by the Acquiring Fund, followed by the distribution by the Acquired Fund, in liquidation of the Acquired Fund, of Acquiring Fund Shares to the Acquired Fund shareholders in exchange for their Acquired Fund Shares and the termination of the Acquired Fund, will constitute a "reorganization" within the meaning of
Section 368(a) of the Code.

As indicated above, our opinion is based solely on the documents that we have examined, including without limitation the Representation Certificates and the assumptions described herein. If any of the facts or representations contained in such documents is, or later becomes, inaccurate in any material respect, or if any of the assumptions we have made is, or later becomes, unfounded in any material respect, our opinion may be adversely affected and may not be relied upon.

This opinion is being delivered to you solely in connection with the closing condition set forth in Section 6.3 of the Agreement. This opinion is intended solely for the benefit of you and the shareholders of the Acquired Fund and it may not be relied upon for any other purpose or by any other person or entity, and may not be made available to any other person or entity, without our prior written consent.

                                    Very truly yours,


                                    THACHER PROFITT & WOOD LLP